Exhibit 99.2

210 Route 4 East
Paramus, NJ 07652

FOR IMMEDIATE RELEASE—FEBRUARY 04, 2007

Vornado offers to give Equity Office Properties shareholders cash upfront

PARAMUS, NEW JERSEY — Vornado Realty Trust (NYSE: VNO) today announced that it has provided Equity Office Properties Trust (NYSE: EOP) an alternative proposal to consider alongside its existing binding and fully financed offer which remains open.

The EOP board had raised concerns about the speed and certainty of the Vornado offer. To address these concerns, Vornado has proposed to pay the full cash portion of its offer upfront and with certainty. To do that, Vornado would acquire EOP pursuant to an EOP Board of Trustees approved merger agreement that would require it to:

•                  commence an upfront tender to buy up to 55% of EOP’s shares for $56.00 per share in cash and

•                  complete a follow-on merger.

The tender offer would commence immediately after the preparation of pro-forma financial statements — approximately three weeks after EOP signs the merger agreement — and would close 20 business days later. There is no SEC pre-clearance or shareholder vote requirement for cash tender offers, so timing would be short and certain. Vornado expects the merger would close about three and a half months after signing.

The tender offer would be for a minimum of 51% of EOP’s shares and would not be conditioned on a shareholder vote. If the tender is oversubscribed, shares would be prorated and unpurchased shares would receive Vornado shares valued at $56.00 per EOP share in the follow-on merger. If fewer than 51% of the shares are tendered, all of EOP’s shareholders would continue to have the right to receive $56.00 per share in cash and Vornado common shares in the merger.

Vornado believes this gives EOP shareholders the best of all worlds:

• Superior price

• Substantially shortened time for receiving a majority of the consideration

• Certainty

Vornado continues to expect that the acquisition will be accretive to Funds From Operations per share beginning in 2008.

The combination of Vornado’s existing portfolio and the assets it would retain from EOP would create preeminent positions in the New York City, Washington, Boston, San Francisco and Los Angeles markets.

There can be no assurance that EOP will be willing to terminate its agreement with Blackstone and enter into a merger agreement with Vornado, and if EOP does enter into such a merger agreement there can be no assurance about the terms of that agreement. In addition, any agreement that EOP enters into with Vornado will be subject to a variety of conditions, and there can be no assurance that the acquisition will close. Also, there can be no assurance that Vornado will be able to sell the assets it plans to sell within its expected timeframe or as to the prices it will receive for the assets it does sell.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vornado to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs of financing commitments and general competitive factors. More detailed information about these risks, uncertainties and other factors is set forth in Vornado’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006. Risks and uncertainties relating to the proposed transaction include the risks that: EOP will not enter into any definitive agreement with Vornado or the terms of any agreement will be materially different from those described above; Vornado will not obtain the requisite debt financing for the transaction; rents will not increase to expected levels; the anticipated benefits of the transaction will not be realized; the proposed transactions will not be consummated; and Vornado will not be able to sell the assets it plans to sell within its expected timeframe or sell those assets at the prices it currently projects. Vornado is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements.

Additional Information About the Proposed Transaction and Where to Find It:

Further information about this transaction and Vornado are available on the Company’s website at vno.com.

This material relates to a business combination transaction with EOP proposed by Vornado, which may become the subject of a registration statement filed with the SEC. This material is not a substitute for the joint proxy statement/prospectus that Vornado and EOP would file with the Securities and Exchange Commission (“SEC”) if any agreement is reached or any other documents which Vornado may send to shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS IF, AND WHEN, THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Vornado, Investor Relations, 210 Route 4 East, Paramus, NJ 07652.

Participants in the Solicitation:

Vornado and its trustees, executive officers and other employees may be deemed to be participants in any solicitation of Vornado and EOP shareholders in connection with the proposed transaction.

Information about Vornado’s trustees and executive officers is available in Vornado’s proxy statement, dated May 1, 2006 for its 2006 annual meeting of stockholders.

Contact:

Investors:	Vornado Realty Trust
Joseph Macnow, 201-587-1000

Media:	Kekst and Company
Roanne Kulakoff, 212-521-4837
Wendi Kopsick, 212-521-4867